EXHIBIT 99.1

THE STEAK N SHAKE COMPANY REPORTS FISCAL 2008 FIRST QUARTER RESULTS

INDIANAPOLIS, January 24, 2008 /PRNewswire-FirstCall/ -- The Steak n Shake Company (NYSE: SNS) today announced its results for fiscal 2008 first quarter ended December 19, 2007.

Selected results from the fiscal first quarter include:
•	Total revenues of $136.4 million compared to $147.3 million in prior year period
•	Diluted loss per share of ($0.04)
•	Same store sales for Company-owned stores declined 9.5%
•	Completed the opening of four new Company-owned and two new franchised restaurants

Fiscal First Quarter 2008 Results
    Total revenues for the fiscal 2008 first quarter decreased 7.4% to $136.4 million compared to $147.3 million in the comparable period last year. During the first quarter, same store sales declined by 9.5%. Net loss for the fiscal 2008 first quarter was ($1.2 million), or ($0.04) per share, compared to net earnings of $4.2 million, or $0.15 per diluted share in the prior year.

    Several factors contributed to these results. Among them was a prior year incremental coupon that was not repeated in the current year. The coupon, combined with unfavorable weather in the month of December contributed approximately 3.0 percentage points of the same store sales decline. Guest traffic was also impacted by further deterioration in the consumer economic environment, aggressive promotional activity from competitors, and ongoing challenges with store level execution.

    Alan Gilman, Chairman and Interim President and Chief Executive Officer, commented, “The first fiscal quarter of 2008 was a very challenging period for the Steak n Shake Company. We are clearly disappointed with our operating results and are aggressively implementing several initiatives to drive same store sales improvement. These initiatives include accelerated media advertising in major Steak n Shake markets, as well as more aggressive promotional activity around our core SteakburgerTM sandwiches. In March we will launch our new breakfast menu, which features several new hand held breakfast sandwich offerings and enhanced coffee with the debut of Seattle’s BestTM coffee.”

    Mr. Gilman continued, “We continue our efforts to simplify our business initiatives, intensify focus on field leadership and critically review the Company’s cost structure. Beginning this month we are implementing an updated dining room service process called personalized service that will enable an improvement in the guest service experience. Work also continues on menu simplification in order to maximize sales potential and enhance execution consistency. During the fiscal first quarter of 2008, the Company reduced General and Administrative expenses by 25.2% versus prior year.”

    Mr. Gilman concluded “We remain confident in the long-term future of Steak n Shake as we intensify our efforts on improving store level execution and its role in driving consistent visits from our loyal customers. While this process takes time, it is especially important in the current environment and fundamental to the long-term success of Steak n Shake.”

    As previously announced in August, the Company appointed a Special Committee of independent directors to examine all potential strategic opportunities to increase shareholder value. The Special Committee continues to work with Merrill Lynch & Co. which was retained as its financial advisor. The Company continues to pursue a parallel process in conducting a search for a new CEO while working to identify strategic alternatives that would enhance shareholder value. The Company will provide an update on the work of the Special Committee, including the progress of the CEO search when there is additional appropriate information to be shared.

    As of December 19, 2007, there were 497 Steak n Shake restaurants operating in 21 states, including 435 Company-owned restaurants and 62 franchised units.

Fiscal 2008 Guidance
    As previously communicated, given first quarter performance and the high level of uncertainty surrounding the current consumer and macroeconomic environment, the Company is suspending its 2008 full year diluted earnings per share and same store sales guidance until visibility into future results improves.

    The Company anticipates the opening of five additional Company-owned and four additional franchised stores during the remainder of fiscal 2008. The Company also plans to rebuild two older units and remodel four to six units utilizing an updated restaurant design.

Annual Meeting of Shareholders
    The Company plans to hold its annual meeting of shareholders in early March 2008. Further information regarding the annual meeting of shareholders will be provided in the Company's proxy statement, which the Company anticipates mailing at the beginning of February.

Investor Conference Call and Webcast
    The Steak n Shake Company will broadcast its investor conference call live over the Internet at 5:00 p.m. Eastern Time today. Hosting the call will be Alan B. Gilman, Chairman and Interim President and Chief Executive Officer and Jeffrey A. Blade, Executive Vice President and Chief Administrative & Financial Officer.

    Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto the Company's web site at http://www.steaknshake.com. The on-line replay will be available for a limited time immediately following the call.

    The call can also be accessed live over the phone by dialing (800) 753-9057, or for international callers, (913) 981-5510. A replay will be available shortly after the call and can be accessed by dialing (888) 203-1112, or for international callers, (719) 457-0820. The passcode for the replay is 4654212. The replay will be available until January 31, 2008.

About Steak n Shake
    Steak n Shake is a full-service, casual dining restaurant serving a core menu of its famous STEAKBURGERTM sandwiches, thin 'n crispy french fries, old fashioned hand-dipped milk shakes, chili, home style soups, fresh salads, a variety of desserts and breakfast. All of the food is prepared to the guest's order and served by friendly, well-trained associates. Steak n Shake restaurants feature full-service dining areas, counter service and drive-thru windows and most are open 24 hours a day, seven days a week.

Risks Associated with Forward-Looking Statements
    Certain statements contained in this press release represent forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements include estimates of future revenues, cash flows, capital expenditures or other financial items, as well as assumptions underlying any of the foregoing. Forward-looking statements reflect management’s current expectations regarding future events and use words such as “anticipate,” “believe,” “expect,” “may” and other similar terminology. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. Investors should not place undue reliance on the forward-looking statements, which speak only as of the date of this report. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Our actual future results and trends may differ materially depending on a variety of factors, many beyond our control, including, but not limited to: the poor performance or closing of even a small number of restaurants; our ability to attract and retain guests; the ability of our franchisees to operate profitable restaurants; changes in guest preferences, tastes and dietary habits; minimum wage rates; the availability and cost of qualified personnel; fluctuations in food commodity prices and the availability of food commodities; harsh weather conditions; unfavorable publicity relating to food safety or food borne illness; our ability to comply with the restrictions and covenants to our debt agreements; our ability to renegotiate our debt agreements and refinance our current debt at similar rates; our ability to comply with existing and future governmental regulations; our ability to adequately protect our trademarks, service marks and other components of our brand; and other risks identified in the periodic reports we file with the Securities and Exchange Commission. Further, the Special Committee’s evaluation of strategic alternatives may not result in a change in business strategy or an increase in shareholder value. Additional risks and uncertainties not currently known to us or that are currently deemed immaterial may also become important factors that may harm our business, financial condition, results of operations or cash flows. We assume no obligation to update forward-looking statements except as required in our periodic reports, and we do not intend to comment on the status of the Special Committee’s evaluation of strategic alternatives unless and until there is a material development to report.

Contact: Jeffrey A. Blade
Jeff.Blade@steaknshake.com
(317) 633-4100

THE STEAK N SHAKE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in $000s, except share and per share data)

	Twelve Weeks Ended
	December 19, 2007		December 20, 2006
	(UNAUDITED)		(UNAUDITED)
Revenues:
Net sales	$135,496	99.3%	$146,458	99.5%
Franchise fees	900	0.7%	808	0.5%
Total revenues	136,396	100.0%	147,266	100.0%

Costs and Expenses:
Cost of sales (1)	32,684	24.1%	33,070	22.6%
Restaurant operating costs (1)	75,810	55.9%	75,468	51.5%
General and administrative	10,134	7.4%	13,555	9.2%
Depreciation and amortization	7,658	5.6%	7,226	4.9%
Marketing	6,001	4.4%	6,426	4.4%
Interest	3,313	2.4%	3,133	2.1%
Rent	3,208	2.4%	3,048	2.1%
Pre-opening costs	454	0.3%	934	0.6%
Asset impairments and provision for restaurant closings	—	—%	(66)	—%
Other income, net	(451)	(0.3)%	(405)	(0.3)%
Total costs and expenses	138,811	101.8%	142,389	96.7%

(Loss) Earnings Before Income Taxes	(2,415)	(1.8)%	4,877	3.3%

Income Taxes	(1,228)	(0.9)%	712	0.5%

Net (Loss) Earnings	$(1,187)	(0.9)%	$4,165	2.8%

Net (Loss) Earnings Per Common and Common Equivalent Share
Basic	$(0.04)		$0.15
Diluted	$(0.04)		$0.15

Weighted Average Shares and Equivalents:
Basic	28,157,379		27,907,125
Diluted	28,157,379		28,131,733

(1) Cost of sales and restaurant operating costs are expressed as a percentage of net sales. All other items are expressed as a percentage of revenues.

THE STEAK N SHAKE COMPANY
FINANCIAL HIGHLIGHTS OF THE CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Amounts in $000s)

	December 19, 2007	September 26, 2007
	(UNAUDITED)	(UNAUDITED)
Assets:
Current assets	$49,136	$48,197
Property and equipment, net	489,537	492,610
Other assets	24,089	24,407
Total assets	$562,762	$565,214

Liabilities and Shareholders' Equity:
Current liabilities	$92,077	$94,574
Deferred income taxes and other long-term liabilities	11,999	10,761
Obligations under capital leases	139,102	139,493
Long-term debt	16,511	16,522
Shareholders' equity	303,073	303,864
Total liabilities and shareholders' equity	$562,762	$565,214

THE STEAK N SHAKE COMPANY
FINANCIAL HIGHLIGHTS OF THE CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in $000s)

	Twelve Weeks Ended
	December 19, 2007	December 20, 2006
	(UNAUDITED)	(UNAUDITED)

Net cash provided by operating activities	$7,214	$17,073
Net cash used in investing activities	(6,793)	(19,735)
Net cash provided by financing activities	86	2,994
Increase in Cash and Cash Equivalents	$507	$332